Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated October 30, 2007, except as to the impact on the consolidated financial statements of the subsidiary guarantor consolidating information discussed in Note 17 and the stock split discussed in Note 16, as to which the date is February 28, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Actuant’s Current Report on Form 8-K dated February 28, 2008 for the year ended August 31, 2007 and to the use of our report dated February 29, 2008 relating to the financial statements of the Maxima Guarantor Group which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

February 29, 2008